Exhibit 99.1
Contact:       Media Relations
480/693-5729
FOR IMMEDIATE RELEASE
US AIRWAYS ANNOUNCES SLOT TRANSACTION WITH DELTA AIR LINES
Transaction Highlights:
•	US Airways will obtain 42 pairs of slots (roundtrip flights) at Washington, D.C.’s Reagan National Airport and will acquire the rights to expand to Sao Paulo and Tokyo.

•	US Airways will transfer to Delta 125 pairs of slots currently used to provide US Airways Express service at LaGuardia.

•	US Airways will maintain a significant presence at La Guardia Airport including the popular, business-friendly US Airways Shuttle. No changes are planned for US Airways’ mainline flight levels at LaGuardia.

•	US Airways expects the transaction to improve its profitability by more than $75 million annually.
TEMPE, Ariz., August 12, 2009 — US Airways (NYSE: LCC) today announced a transaction with Delta Air Lines that will allow US Airways to expand service at Ronald Reagan Washington National Airport (DCA), and enter key business centers in Brazil and Japan. US Airways will obtain 42 pairs of Delta’s slots at DCA and acquire the rights to expand to Tokyo, Japan and Sao Paulo, Brazil. Simultaneously, US Airways will transfer 125 pairs of its slots to Delta at New York’s LaGuardia Airport (LGA). One slot equals one takeoff or landing; so one pair of slots equals one roundtrip flight.
US Airways will retain a significant presence at LGA. The reduction in flying necessitated by the transfer of LGA slots will be accomplished through reductions in US Airways Express flying. The airline does not plan to make any changes to mainline flight levels, including its popular US Airways Shuttle service with hourly flights from New York to Boston and Washington. After the transaction is complete, US Airways will be the third largest carrier at LGA (based on peak day departures) and will operate up to 72 peak-day flights.
“We are very excited about today’s announcement which presents an excellent opportunity to strengthen our network while bringing more jet air service to smaller communities from our nation’s capital,” said US Airways Chairman and CEO Doug Parker. “This transaction will improve US Airways’ near and long-term profitability to the benefit of our employees, our customers, the communities we serve, and our shareholders.”
The transaction is structured as two simultaneous asset sales and is expected to be cash neutral to US Airways. US Airways estimates the transaction will improve profitability by more than $75 million annually.

Washington, D.C.
“This is great news for travelers to and from the Washington, D.C. region,” said US Airways Senior Vice President, Marketing and Planning Andrew Nocella. “After the transaction is complete, US Airways will provide nonstop service from DCA to 15 new daily destinations, and to further ensure continuity for air travelers, we also plan to maintain existing service today to all DCA destinations that Delta may discontinue as a result of this transaction.”
The 15 new destinations US Airways will serve from DCA after this transaction include seven markets that currently have service to/from DCA today (Cincinnati, Ohio; Des Moines, Iowa; Grand Rapids, Mich.; Madison, Wis.; Montreal, Canada; Miami, Fla.; and Ottawa, Canada), as well as eight cities that currently have no daily nonstop service to/from DCA at this time (Birmingham, Ala.; Islip, N.Y.; Ithaca, N.Y.; Little Rock, Ark.; Myrtle Beach, S.C.; Pensacola, Fla.; Savannah, Ga.; and Tallahassee, Fla.).
Nocella continued, “We also plan to increase the number of seats we fly at DCA by using larger dual-class jets. This will increase capacity in a dense market, where demand continues to be brisk, without the negative effects of additional congestion.”
US Airways will operate 229 peak-day departures at DCA. Following full implementation of the new schedule, the airline anticipates its passenger enplanements at DCA will increase by 30 to 35 percent as a result of the new flights and use of larger aircraft. However, there will be no increase in net flight activity at DCA due to Delta’s reduction in slots.
US Airways’ expanded presence at DCA will create approximately 100 new US Airways jobs that will be allocated to DCA and throughout the new regions where the airline is starting service.

Access to Sao Paulo and Tokyo
US Airways will also acquire from Delta the rights to operate daily service at two of the world’s most important business destinations — Sao Paulo, Brazil and Tokyo, Japan. These two cities will complement US Airways’ existing portfolio of more than 50 international destinations in more than 30 countries and territories across Europe, the Middle East, Latin America, North America, and the Caribbean.
Nocella elaborated on the carrier’s anticipated access to those markets, “Sao Paulo and Tokyo will bolster our international growth plans for South America and Asia, and this transaction provides a unique opportunity to expand into two prominent international business markets where US Airways would otherwise not be able to operate.”
With today’s transaction, US Airways has acquired the rights to serve Sao Paulo; and anticipates starting service to Sao Paulo in the second half of next year. The airline’s plan to begin daily Charlotte-Rio de Janeiro service this December remains unchanged. US Airways will be working with governmental authorities in both countries to assist it in securing additional authority to permit daily flights between Charlotte and both Rio de Janeiro and Sao Paulo.
The Tokyo service is tentatively scheduled to operate from US Airways’ Phoenix hub using Airbus 330-200 aircraft. It will require various government approvals and will be contingent upon economic conditions at the time. The airline does not anticipate starting Tokyo service until 2012 or later.

LaGuardia
US Airways will maintain a significant operation at LGA and plans to operate up to 72 peak-day flights, making it the airport’s third largest carrier (based on peak day departures). Mainline flight levels will not be reduced, and the airline will continue to operate its popular US Airways Shuttle with hourly service to Washington, D.C. and Boston, as well as service to Charlotte and Wilmington, N.C. and Philadelphia, and Pittsburgh, Penn.
US Airways Shuttle at LGA will operate out of the Marine Air Terminal while service to Charlotte, Philadelphia, Pittsburgh, and Wilmington will operate from terminal D. The move to the Marine Air Terminal is expected to occur in early 2010, and US Airways intends to make enhancements to meet the needs of Shuttle customers.
With 125 fewer slot pairs at LGA, US Airways plans to discontinue service to 26 Express destinations served from LGA. In a separate announcement made earlier today, Delta Air Lines communicated its intent with regard to the 125 slot pairs transferred to it by US Airways.
The reduction in Express flying at LGA will result in the need for approximately 300 fewer employees at US Airways’ wholly owned regional carrier, Piedmont Airlines. Piedmont CEO Steve Farrow said, “While this is good news for our parent company, US Airways, it is very disappointing news for the Piedmont team. Our employees have done an excellent job of providing service to US Airways and its customers. We understand the need to optimize assets though and we will ensure that all affected Piedmont employees are treated fairly.”

About US Airways
US Airways, along with US Airways Shuttle and US Airways Express, operates more than 3,200 flights per day and serves more than 200 communities in the U.S., Canada, Europe, the Middle East, the Caribbean and Latin America. The airline employs more than 33,000 aviation professionals worldwide and is a member of the Star Alliance network, which offers its customers more than 17,000 daily flights to 916 destinations in 160 countries worldwide. And for the eleventh consecutive year, the airline received a Diamond Award for maintenance training excellence from the Federal Aviation Administration (FAA) for its Charlotte, North Carolina hub line maintenance facility. For more company information, visit usairways.com. (LCCF)
Forward Looking Statements
Certain of the statements contained herein should be considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “could,” “should,” and “continue” and similar terms used in connection with statements regarding the outlook, expected fuel costs, revenue and pricing environment, and expected financial performance of US Airways Group (the “Company”). Such statements include, but are not limited to, statements about the benefits of the business combination transaction involving America West Holdings Corporation and US Airways Group, including future financial and operating results, the Company’s plans, objectives, expectations and intentions, and other statements that are not historical facts. These statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties that could cause the Company’s actual results and financial position to differ materially from these statements. Such risks and uncertainties include, but are not limited to, the following: the impact of future significant operating losses; the impact of economic conditions and their impact on passenger demand and related revenues; changes in prevailing interest rates, a reduction in the availability of financing and increased costs of financing; the Company’s high level of fixed obligations and the ability of the Company to obtain and maintain any necessary financing for operations and other purposes and operate pursuant to the terms of our financing facilities (particularly the financial covenants); the ability of the Company to maintain adequate liquidity; labor costs, relations with unionized employees generally and the impact and outcome of the labor negotiations, including the ability of the Company to complete the integration of the labor groups of the Company and America West Holdings; reliance on vendors and service providers and the ability of the Company to obtain and maintain commercially reasonable terms with those vendors and service providers; the impact of fuel price volatility, significant disruptions in fuel supply and further significant increases to fuel prices; reliance on automated systems and the impact of any failure or disruption of these systems; the impact of the integration of the Company’s business units; the impact of changes in the Company’s business model; competitive practices in the industry, including significant fare restructuring activities, capacity reductions or other restructuring or consolidation activities by major airlines; the impact of industry consolidation; the ability to attract and retain qualified personnel; the impact of global instability including the potential impact of current and future hostilities, terrorist attacks, infectious disease outbreaks or other global events; government legislation and regulation, including environmental regulation; the Company’s ability to obtain and maintain adequate facilities and infrastructure to operate and grow the Company’s route network; costs of ongoing data security compliance requirements and the impact of any data security breach; interruptions or disruptions in service at one or more of the Company’s hub airports; the impact of any accident involving the Company’s aircraft; delays in scheduled aircraft deliveries or other loss of anticipated fleet capacity; security-related and insurance costs; weather conditions; the cyclical nature of the airline industry; the impact of foreign currency exchange rate fluctuations; the ability to use pre-merger NOLs and certain other tax attributes; the ability to maintain contracts critical to the Company’s operations; the ability of the Company to attract and retain customers; and other risks and uncertainties listed from time to time in the Company’s reports to the SEC. There may be other factors not identified above of which the Company is not currently aware that may affect matters discussed in the forward-looking statements, and may also cause actual results to differ materially from those discussed. The Company assumes no obligation to publicly update any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting such estimates other than as required by law. Additional factors that may affect the future results of the Company are set forth in the section entitled “Risk Factors” in the Company’s Report on Form 10-Q for the quarter ended June 30, 2009 and in the Company’s filings with the SEC, which are available at www.usairways.com
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